FieldPoint Petroleum Reports Most Recent Production of Well #2 in Lea County, New Mexico at 564 BOPD

Austin, TX (PRNewswire) Oct 11, 2012, FieldPoint Petroleum Corporation (NYSE/MKT:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #2 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “The last data we provided on this well was through September 24. With one day down time from September 25 through October 9, well production in BOPD was 761, 767, 761, 698, 733, 710, 683, 170, 714, 633, 565, 606, 594, 556, and 564 respectively, and we continue to sell, between 400 to 600 mcf per day.  We are pleased with this production and will continue to watch this well with interest, but we will now begin to turn our attention more to the drilling of well #3 on this property and our other exploration and acquisition activities.”

As a reminder, FieldPoint owns a 43.75% working interest in well #2, and will own the same percentage of well #3 in section 15 of this field.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com